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                                                                   EXHIBIT 5.1
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Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

     Re:  Registration Statement on Form S-1
          File No. 33-60869

Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1, File No. 33-60869, filed with the Securities and Exchange Commission on July 5, 1995, as amended by Amendment No. 1 thereto filed on July 31, 1995 (the "Registration Statement"), relating to the registration of $308,000,000 of ___% Securitized Net Interest Margin Certificates (the "Certificates"). The Certificates are to be issued under a Trust Agreement (the "Trust Agreement") substantially in the form filed as
Exhibit 4.1 to the Registration Statement, among Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I"), Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, a Delaware corporation ("Finance II"), and Wilmington Trust Company, as trustee (the "Trustee").

          We have examined the Registration Statement, the Trust Agreement and such other documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Certificates, when duly executed, authenticated and delivered in accordance with the terms of the Trust Agreement, will be legally and validly issued, and the holders of such Certificates will be entitled to the benefits of that Trust Agreement.

          The opinion set forth above is subject to the following qualifications and exceptions:

          (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.
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Green Tree Financial Corporation
July 31, 1995
Page 2



          (b) Our opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c) Minnesota Statutes (S) 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

          Our opinion expressed above is limited to the laws of the State of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.


Dated: July 31, 1995

                                    Very truly yours,



                                    DORSEY & WHITNEY

CFS